AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment No. 2”) made effectively as of the 17th day of December, 2007 by and between Aeroflex Incorporated, a Delaware corporation ( together with its successors and assigns, the ACompany@) and Carl Caruso (hereinafter the AEmployee@).

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into an Employment Agreement dated November 6, 2003 (hereinafter the AEmployment Agreement@); and

WHEREAS, the Employment Agreement was amended by Amendment No. 1 to the Employment Agreement, dated March 11, 2005 which added a new paragraph 27 to the Employment Agreement that, inter alia, provided that the Employee, upon the termination of the Employment Term, would become a consultant to the Company for the compensation and on the terms set forth (the “Consulting Arrangement”); and

WHEREAS the Company and the Employee desire to modify the Employment Agreement, as amended, as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 2(b) shall be amended and restated to read as follows:

Term of Employment. The Term of Employment shall continue hereunder until either the Company or the Employee gives the other written notice of its intention to terminate the Term on the date set forth in the Notice (the “Termination Date”).

2.	Section 8(b) shall be amended and restated to read as follows:

Termination Due to Death. In the event the Employee’s employment is terminated due to his death, his Beneficiary shall be entitled to the unpaid benefits provided in Sections 8(f) and 27, as amended by Amendment No. 2.

3.	Section 8 (c) shall be amended and restated to read as follows:

Termination Due to Disability. In the event of Disability, the Company shall be entitled to terminate the Employee’s employment. If the Employee’s employment is terminated due to Disability, he shall be entitled to the benefits described in Section 27.

4.	Section 8 (e)(iii) shall be amended and restated to read as follows:

In the event of Termination Without Cause, the Employee shall be entitled to receive the Termination Benefit Sum as described in Section 27 hereof, in one lump sum payment to be made within thirty (30) days after the Termination Date.

5.	Section 8 (f) shall be amended and restated to read as follows:

In consideration for the relinquishment and release by Employee of any right that he otherwise may have had to terminate his employment with the Company upon the change of control as defined in Section 1(f), and to receive, accordingly, had he duly and timely exercised such right, the lump sum payment provided in this Section 8(f) as originally written, the Employee (or in the case of his death, his Beneficiary) shall be paid the lump sum of $648, 450.00 not later than December 31, 2007.

6.	Section 8(h) shall be deleted in its entirety.

7.	Section 27 shall be amended and restated to read as follows:

Effective upon the termination of the Employment Term for any reason and under any circumstance, including termination by the Company for Cause, the Employee (or in the case of his death, his Beneficiary) shall be entitled to receive the sum of $552,190.00, increased by interest at the rate of 5% per annum thereon from January 1, 2008 up to the Termination Date (collectively, the “Termination Benefit Sum”). Subject to Section 8(e) (iii), the Termination Benefit Sum shall be payable in accordance with the Company’s regular payroll practices over a three (3) year period commencing on the first day of the first full month after the Termination Date, together with interest at the rate of 5% per annum on the unpaid balance thereof, to be calculated and paid on a quarterly basis.

8.	Except as specifically provided in this Amendment No. 2, the Employment Agreement in all other respects is hereby ratified and confirmed without amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
John Adamovich, Jr., Chief Financial Officer

/s/ Carl Caruso
Carl Caruso